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[ENHERENT LOGO]
                                 Press Contacts:
                                 ---------------
                                                       Richard Rosenfeld
                                                       enherent Corp
                                                       (914) 345-3800
                                                       rrosenfeld@enherent.corp
                                                       ------------------------
                                                       David A. Kaminer
                                                       The Kaminer Group
                                                       (914) 684-1934
                                                       dkaminer@kamgrp.com
For Immediate Release                                  -------------------

 ENHERENT CORP. ANNOUNCES IMPROVED RESULTS FOR JULY, BUYBACK OF 2 MILLION SHARES

DALLAS, Texas, August 30, 2000 -- enherent Corp. (NASDAQ: ENHT, www.enherent.com) announced today that it had achieved positive EBITDA results for the month of July, due largely to reduced SG&A expenses, and reiterated that it will implement its previously-announced plan to buyback of up to two million shares of its common stock.

Dan Woodward, enherent's president and CEO, stated, "enherent experienced a drop of $1.5 million in its SG&A in July as compared with the prior month, due mostly to cost reduction actions taken earlier in the year. While revenue for July decreased $500,000, or roughly 12.8% from the prior month, due mainly to the heavy summer vacation season, the reduction in overhead resulted in a $65,000 positive EBITDA for enherent the first time since the third quarter of 1999." enherent's other financial results for July, he said, remained roughly in line with the previously released results for the prior quarter.

Mr. Woodward also said that enherent is ready to implement the buyback program through open market purchases, to be made from time to time at prevailing market prices. He said the buyback "reflects the confidence of enherent's Board of Directors in the company's progress to date and facilitates the company's adherence to NASDAQ listing requirements."

About enherent
--------------
enherent is a leading provider of e-business and IT solutions. Founded in 1989 as PRT Group Inc., enherent is headquartered in Texas. For more information visit www.enherent.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the future operations and expectations of the Company and contains statements regarding the Company's beliefs, intentions and expectations about developments, results and events that will or may occur in the future. Such forward-looking statements are based on certain assumptions and analyses made by the Company derived from its experience and perceptions. Actual results and developments may vary materially from those described, as they are subject to a number of known and unknown risks and uncertainties. Such risks and uncertainties include, but are not limited to, general economic, market and business conditions; general conditions and competition in the IT industry; any hoped for benefits of the expense reductions and stock buyback described herein; the Company's ability to retain IT personnel who possess needed technical skills and experience; demand for the Company's services; and various other factors set forth under the caption "Factors That May Affect Future Results" in Item 7 of PRT's Annual Report on Form 10-K for the year ended December 31, 1999.